JPMorgan Chase & Co. 270 Park Avenue, New York, NY 10017-2070 NYSE symbol: JPM www.jpmorganchase.com

News release: IMMEDIATE RELEASE
JPMorgan Chase Announces Capital Plan

•	$6 Billion Equity Repurchase

•	$0.38 Quarterly Per Share Common Stock Dividend Effective
Second Quarter
New York, March 14, 2013 - Following the Federal Reserve Board’s release of 2013 CCAR results, JPMorgan Chase & Co. (NYSE: JPM) today announced that:

•	The Firm is authorized to repurchase an additional $6 billion of common equity between April 1, 2013 and March 31, 2014.

•	The Board of Directors intends to declare the first quarter common stock dividend of $0.30 per share.

•	The Board of Directors intends to increase the Firm’s quarterly common stock dividend to $0.38 per share, effective second quarter of 2013.
The Federal Reserve Board informed the Firm today that it does not object to the Firm’s proposed 2013 capital distribution plan. The Federal Reserve Board also asked that the Firm submit an additional capital plan by the end of the third quarter addressing the weaknesses identified in the Firm’s capital planning processes. Following their review, the Federal Reserve Board may require the Firm to modify its capital distributions.
Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “We are pleased to announce that our Board intends to increase our dividend in the second quarter, returning it to its highest level, and to continue our equity buyback program. We anticipate reaching a Basel III Tier I common ratio of 9.5% by the end of this year after these capital actions and with the ongoing growth in our businesses.”
Mr. Dimon added: “JPMorgan Chase is fully committed to meeting all of the Fed’s requirements.”
The Firm’s 2013 dividends will be subject to the Board’s approval at the customary times those dividends are declared. The Board intends to declare the first quarter common stock dividend of $0.30 per share on March 19, 2013. The second quarter dividend, which the Board intends to increase to $0.38 per share, would be for shareholders of record on July 5, payable on July 31, 2013.
Repurchases of equity will be pursuant to the common equity repurchase program previously authorized by the Firm’s Board of Directors on March 13, 2012. The timing and exact amount of common stock and warrants purchased will be consistent with the Firm’s capital plan and will depend on various factors, including market conditions, the Firm’s capital position, internal capital generation, and organic investment opportunities. The Firm’s repurchase program does not include specific price targets, may be executed through open market purchases or privately negotiated transactions, including the use of Rule 10b5-1 programs, and may be suspended at any time.
Further information is available on the Firm’s website at www.jpmorganchase.com under Investor Relations, Investor Presentations.
About JPMorgan Chase & Co.
JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.4 trillion and operations worldwide. The firm is a leader in investment banking, financial services for consumers, small businesses, commercial banking, financial transaction processing, asset management and private equity. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of consumers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at www.jpmorganchase.com.
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Media contact:	Investor Relations:
Kristin Lemkau	Sarah Youngwood
kristin.lemkau@jpmorgan.com	sarah.m.youngwood@jpmorgan.com
(212) 270-7454	(212) 270-7325